Subsidiaries of the Registrant	Jurisdiction
Jack in the Box Franchisee Finance, LLC	Delaware, United States
JIB Stored Value Cards, LLC	Virginia, United States
Jack in the Box Franchisee Relief Financing, LLC	Delaware, United States
Jack in the Box SPV Guarantor, LLC	Delaware, United States
Jack in the Box Funding, LLC	Delaware, United States
Different Rules, LLC	Delaware, United States
Jack in the Box Properties, LLC	Delaware, United States
Del Taco Holdings, Inc.	Delaware, United States
F&C Restaurant Holding Co.	Delaware, United States
Sagittarius Restaurants LLC	Delaware, United States
Kerry Foods International LLC	California, United States
Del Taco LLC	California, United States
DT/COSTA MESA RESTAURANT CO.	California, United States